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                                                                   EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT





JDA Software, Inc.

JDA International Limited

JDA Worldwide, Inc.

JDA de Mexico, S.A. de C.V.

JDA Chile Sociedad Anonima

JDA Software GmbH

JDA Software Canada Ltd.

JDA Asia Pte Ltd


LIOCS Corporation